Exhibit 99
CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
REPORTS FOURTH  QUARTER AND ANNUAL RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2008

Cranbury NJ – January 30, 2009....... 1ST Constitution Bancorp (NASDAQ:  FCCY), the holding company for 1ST Constitution Bank, announced today fourth quarter and annual results for 2008.  Net income for the fourth quarter of 2008 was $457,000, or $0.11 per diluted share.

Net income for the year ended December 31, 2008 was $2,759,000, or $0.65 per fully diluted share compared to $5,443,000 or $1.29 per fully diluted share for the year ended December 31, 2007.  All per share amounts have been adjusted to give effect to a five percent stock dividend declared December 18, 2008, payable on February 2, 2009 to shareholders of record at the close of business on January 20, 2009.

Net interest income was $16,388,000 for the year ended December 31, 2008 which was approximately 7.8 percent less than the $17,778,000 achieved for the year ended December 31, 2007.  Bolstering earnings for 2008 was the continued generation of non-interest income, which reached $3,301,000 for the year, up 29.0 percent from the $2,558,000 reported for the year 2007.

The provision for loan and lease losses for the year ended December 31, 2008 totaled $640,000, compared to $130,000 for the year ended December 31, 2007.  Net charge-offs for 2008 were $303,000, compared to net charge-offs of $10,000 for the year ended December 31, 2007.

At December 31, 2008, the allowance for loan and lease losses was $3,685,000, or 0.98 percent of total loans, compared to $3,348,000, or 1.14 percent at December 31, 2007.  Non-performing assets at December 31, 2008 were $7,649,000, compared to non-performing assets of $4,998,000 at December 31, 2007.  There were no loans greater than 90 days past due and still accruing as of December 31, 2008 and December 31, 2007.

At December 31, 2008, total assets reached $546.2 million, an increase of $117.0 million from total assets at December 31, 2007.  Deposits at December 31, 2008 grew to $414.7 million, up from $329.3 million in deposits at December 31, 2007.

Robert F. Mangano, President and Chief Executive Officer stated, “Our absolute results for the quarter and the full year of 2008 reflected the recessionary economic climate during the year, and its impact on the financial and banking industry.  During the fourth quarter 1ST Constitution, as one of the stronger community banks, was chosen by the U.S. Department of the Treasury to participate in the Treasury’s TARP Capital Purchase Program.  We issued $12 million in preferred stock under the TARP program to strengthen 1ST Constitution’s already strong capital position and provide an additional measure of protection from turbulent financial markets and particularly the dramatic reduction in the liquidity of credit markets.  Prior to the issuance of the TARP funding, our capital ratios were consistent with those of a well-capitalized bank, as such ratios are today, which will assist 1ST Constitution to continue to lend and help support the economic recovery.  As a result of the issuance of the preferred stock, 1ST Constitution’s tier I capital increased from $57.3 million to $72.8 million at December 23, 2008 when the preferred stock was issued.

“During the fourth quarter, we utilized a portion of the TARP funds to support our retail and wholesale residential mortgage origination units, which we believe is consistent with the expectations of the United States Treasury.  We believe the TARP capital, in conjunction with our common stock, retained earnings and trust preferred securities, provides 1ST Constitution with a sufficient level of capital to support our lending activities and to also absorb unforeseen losses during this difficult economic period.”

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, has total assets of $546.2 million and operates eleven branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY”, and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution assumes no obligation for updating any such forward-looking statements at any time.

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1st Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended		12 Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Income Statement Data:
Interest income	$7,372	$7,708	$29,120	$30,369
Interest expense	3,186	3,221	12,732	12,591
Net interest income	4,186	4,487	16,388	17,778
Provision for loan losses	105	30	640	130
Net interest income after prov.for loan losses	4,081	4,457	15,748	17,648
Non-interest income	734	620	3,301	2,558
Non-interest expense	4,091	3,140	15,051	12,101
Income before income taxes	724	1,937	3,998	8,105
Income tax expense	267	674	1,239	2,662
Net income	$457	$1,263	$2,759	$5,443

Balance Sheet Data:
Total Assets			$546,248	$429,152
Loans, including loans held for sale			383,050	305,083
Allowance for possible loan losses			3,685	3,348
Securities available for sale			93,477	75,192
Securities held to maturity			36,551	23,512
Deposits			414,685	329,332
Shareholders' Equity			55,685	40,973

Performance Ratios:
Return on average assets			0.56%	1.29%
Return on average equity			6.52%	14.32%
Efficiency ratio			76.4%	59.5%
Net interest margin (tax-equivalent basis)			3.64%	4.57%

Asset Quality:
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			3,352	2,037
OREO property			4,297	2,961
Net charge-offs (recoveries)			303	10
Allowance for loan losses to total loans			0.98%	1.14%
Nonperforming loans to total loans			0.89%	0.69%

Per Share Data:
Earnings per share (Basic)	$0.11	$0.30	$0.66	$1.31
Earnings per share (Diluted)	$0.11	$0.30	$0.65	$1.29
Book value per share (a)			$10.55	$9.77

(a) Excludes amounts and shares related to preferred stock and includes effect of 5% stock dividend to be paid on February 2, 2009.